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               DATED             26 NOVEMBER                  2003
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               (1) ARMOR HOLDINGS INC.


               (2) ARMORGROUP INTERNATIONAL INC.


               (3) ARMORGROUP (UK) LIMITED













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                                    TAX DEED

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                                TABLE OF CONTENTS

                                                                       PAGE





1.       INTERPRETATION....................................................1

2.       INDEMNITY.........................................................3

3.       TIMING............................................................6

4.       RIGHT TO REIMBURSEMENTS AND CREDITS...............................6

5.       REFUNDS...........................................................7

6.       RESISTANCE OF CLAIMS..............................................7

7.       TAX RETURNS.......................................................8

8.       COUNTER INDEMNITY.................................................8

9.       GROSS UP.........................................................10

10.      MISCELLANEOUS....................................................10

         Schedule.........................................................12




                                       -i-

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DATED 26 November 2003

PARTIES

(1) ARMOR HOLDINGS INC. a corporation incorporated under the laws of the State of Delaware whose principal office is at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250 U.S.A. (the "COVENANTOR");

(2) ARMORGROUP INTERNATIONAL INC. a corporation organised under the laws of the State of Delaware, USA with Tax ID Number (EIN) 43-2034282 (the "US BUYER" which expression shall include its successors and assigns) ; and

(3) ARMORGROUP (UK) LIMITED, a private limited company incorporated in England and Wales with the company number 4969936 whose registered office is at Brierly Place, New London Road, Chelmsford, Essex, CM2 0AP (the "UK BUYER").

RECITAL

This deed is entered into pursuant to the provisions of an agreement (the "SALE AGREEMENT") made on the date hereof pursuant to which the Buyer and its affiliates have agreed to purchase all of the issued shares in the capital of each of the companies details of which are set out in schedule 1 and 2 of the Sale Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.       INTERPRETATION

1.1 Subject to clause 1.2 and unless the context otherwise indicates, words, expressions and abbreviations defined in the Sale Agreement shall have the same meanings in this deed and any provisions of the Sale Agreement concerning matters of construction or interpretation shall mutatis mutandis apply to this deed.

1.2 The following words, expressions and abbreviations used in this deed shall, unless the context otherwise requires, have the following meanings:

         "ACTUAL TAX LIABILITY" means any liability of the Company to make an actual payment of Tax or in respect of Tax (including in relation to a group payment arrangement entered into in accordance with section 36 of the Finance Act 1998), in which case the amount of the Actual Tax Liability shall be the amount of the actual payment;

         "BUYER'S RELIEF" means any Relief to the extent that the same arises in respect of periods after the Completion Date;

         "CLAIM FOR TAX" means:

         (a) any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Tax Authority or any other person by virtue of which the Company is or may have a Tax Liability; and/or

         (b) any self-assessment made by the Company in respect of any Tax Liability which it considers that it is or may become liable to pay;

         "COMPANY" means each and all of the companies listed in schedules 1 and 2 of the Sale Agreement;


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         "COVENANTOR'S GROUP" has the meaning ascribed to the "Seller's Group"
         in the Sale Agreement;

         "DEEMED TAX LIABILITY" means:

         (a) the utilisation or set-off of a Buyer's Relief available to the Company against any Actual Tax Liability or against any income, profits or gains where, but for such setting off, the US Buyer would have been entitled to make a claim under this deed, in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable in the absence of that Buyer's Relief; or

         (b) any liability to make any payment for Group Relief to the extent that the surrender of such Group Relief for no payment has been reflected in the net assets of the Company as shown by the Accounts, in which case the amount of the Deemed Tax Liability shall be the amount of such liability;

         "GROUP RELIEF" means any of the following:

         (a) relief surrendered or claimed pursuant to Chapter IV Part X of the Taxes Act 1988;

         (b)      advance corporation tax surrendered or claimed pursuant to section 240 of the Taxes Act 1988;

         (c)      a tax refund relating to an accounting period as defined by section 102(3) of the Finance Act 1989 in respect of which a notice has been given pursuant to section 102(2) of the Finance Act 1989;

         or, in each case, any foreign equivalent

         "INCOME, PROFITS OR GAINS" includes any other measure by reference to which Tax is computed;

         "RELEVANT EVENT" means every event, act, omission, or transaction done or omitted to be done by the Covenantor or the Company or which in any way concerns or affects the Company whether or not done or omitted to be done by the Company or the Covenantor and including, for the avoidance of doubt, Completion;

         "RELIEF" means any allowance, credit, exemption, deduction, set-off or relief from or in computing Tax or any right to the repayment of Tax;

         "TAX AUTHORITY" means any taxing or other authority (whether within or outside the United Kingdom) competent or authorised to impose any Tax;

         "TAX LIABILITY" means either an Actual Tax Liability or a Deemed Tax Liability;

         "TAX RETURNS" means all computations and returns relating to Tax matters (and correspondence and documentation relating thereto);

         "TAXATION STATUTES" means all statutes, statutory instruments, decrees, orders, enactments, laws, directives and regulations, whether domestic or foreign, providing for or imposing any Tax;

         "TAX" or "TAX" means any tax, and any duty, levy, impost or charge in the nature of tax, whether domestic or foreign, and, except insofar as the same is attributable to the


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         unreasonable delay or default of the Buyer's Group or the Company after
         Completion, any penalty or interest connected therewith; and

         "TAXES ACT 1988" means the Income and Corporation Taxes Act 1988

1.3 For the purposes of this deed, and in particular for determining to what extent any liability for Tax arises in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion or otherwise relates to the period ending on the date of Completion, the date of Completion shall be deemed to be an actual accounting date of the Company for the purposes of section 12 of the Taxes Act 1988 (or its equivalent in any other jurisdiction) and without prejudice to the generality of the foregoing:

         (A) any Relief which would on that basis arise after the date of Completion shall be deemed for the purposes of this deed to be a Relief which arises in respect of a period after Completion or in respect of any Relevant Event occurring after Completion;

         (B) any income, profits or gains which would on that basis accrue after the date of Completion shall be deemed for the purposes of this deed to be income, profits or gains earned, accrued or received after Completion;

         (C) any Relief which would on that basis arise on or before the date of Completion shall be deemed for the purposes of this deed to be a Relief which arises in respect of a period on or before Completion or in respect of any Relevant Event occurring on or before Completion; and

         (D) any income, profits or gains which would on that basis accrue on or before the date of Completion shall be deemed for the purposes of this deed to be income, profits or gains earned, accrued or received on or before Completion;

2.       INDEMNITY

2.1 Subject to clause 2.3, the Covenantor hereby covenants with the US Buyer to pay from time to time to the US Buyer an amount equal to:

         (A)      any Actual Tax Liability of the Company which arises:

                  (1) as a consequence of a Relevant Event occurring or having been entered into on or before Completion (including as a consequence of the combined effect of two or more Relevant Events one or more of which shall have taken place in the ordinary course of the Company's business before Completion); or

                  (2) in respect of any income, profits or gains earned, accrued or received on or before Completion;

         (B)      any Deemed Tax Liability;

         (C) any Actual Tax Liability (arising by reference to income, profits or gains of the Company arising on or before Completion) for which any Company becomes liable by virtue of the relationship between that Company and the Covenantor or any member of the Covenantor's Group at any time on or before Completion and for which the Company becomes liable as a result of the failure by the Covenantor or any member of the Covenantor's Group to discharge the same;

         (D) any Tax Liability which arises in relation to the reorganisation described in schedule 8 of the Sale Agreement;


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         (E)      any Tax Liability comprising a liability of the Company
                  arising on or before Completion to make any payment on account of Tax (including any liability to make any prepayment, deposit or like amount) due or payable under the Federal or State laws of the United States of America;

         (F) any Tax Liability which arises as a consequence of a Relevant Event occurring or having been entered into on or before Completion or in respect of any income, profits or gains earned, accrued or received on or before Completion under Russian law or regulations in relation to the technology use agreement dated 27 November 2000 and entered into between (1) Armor Group Limited Partnership and (2) OOO DSL Eurasia;

         (G) any Tax Liability which arises as a result of the Seller waiving (whether before, on or after Completion) any Inter-Group Indebtedness; or

         (H) any costs and expenses reasonably and properly incurred or payable in connection with any Tax Liability which is the subject of a successful claim under this deed.

2.2 The covenant contained in clause 2.1 shall not apply to any Tax Liability to the extent that:

         (A) it arises in the ordinary course of business of the Company since the Accounts Date or as a result of acquiring and disposing of capital assets since the Accounts Date (save as part of the reorganisation described in schedule 8 of the Sale Agreement);

         (B) it has been paid on or before Completion or that specific, identified provision or reserve for the liability to which the same relates has been made in the Accounts;

         (C) it shall have arisen in consequence of any act, omission or transaction of the Company and/or the Buyer's Group after Completion otherwise than in the ordinary course of the business of the Company or in accordance with any contractual arrangement entered into by the Company prior to Completion and which in all cases, any member of the Buyer's Group knew, or ought to have known would give rise to the relevant Tax Liability;

         (D) it arises as a result of or by reference to income, profits or gains actually earned or received by the Company on or before the Accounts Date and not reflected in the Accounts but provided that such income, profits, or gains not reflected in the accounts is realised in the Company at or after Completion in cash or assets readily convertible into cash; (E) it would not have arisen or is increased as a result of any failure by the Company or the UK Buyer or the US Buyer to comply with its obligations under this deed;

         (F) it would not have arisen but for the passing of or any change in, after the date of Completion, any law, regulation, published interpretation of the law or published administrative practice of any government, governmental department, agency or regulatory body or an increase in the rate of Tax or any imposition of Tax not actually or prospectively in force at the date of the Sale Agreement or any withdrawal of any published extra-statutory concession after such date;

         (G)      it would not have arisen but for:

                  (1) any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after the date of Completion (other than one the making, giving or doing of which was taken into account in computing any

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                           provision or reserve for Tax in the Accounts) under
                           or in connection with the provisions of any Tax statutes by the Company or any member of the Buyer's Group; or

                  (2) the failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Accounts and full details of which were notified to the UK Buyer or the US Buyer in writing at least 10 Business Days before the expiry of any time limit for making such claim, election, surrender or disclaimer;

         (H) it would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of the UK Buyer or US Buyer in either case prior to Completion or which was expressly authorised in writing by the Sale Agreement (save that nothing in this clause 2.2(H) shall exclude clause 2.1 applying to any Tax Liability arising in relation to the reorganisation described in schedule 8 of the Sale Agreement);

         (I) any Relief (other than a Buyer's Relief but including the surrender to the Company of any Reliefs or losses by the Covenantor or any member of the Covenantor's Group at no cost to the Company where such surrender was not assumed or provided for in the preparation of the Accounts) is available to the Company to set against or otherwise mitigate the Tax Liability in question or would be available on the making of an appropriate claim provided that this clause 2.2(I) shall not apply in respect of claims made under clause 2.1(G) of this deed up to a limit of $500,000 less any amounts consisting of a Deemed Tax Liability which relate to the utilisation or set-off of a Buyers Relief against any Actual Tax Liability or against any income, profits or gains where, but for such setting off, the US Buyer would have been entitled to make a claim under clause 2.1(G);

         (J) it would not have arisen but for a cessation of or any change in the nature or conduct of any trade carried on by the Company being a cessation or change occurring on or after Completion;

         (K) it arises as a result of any change after Completion in any accounting policy (including the length of any accounting period for Tax purposes), any Tax or accounting basis or practice of the Company save where such change was required to comply with generally accepted accounting principles;

         (L) it arises as a result of the Company ceasing on or after Completion to be eligible either for the corporation tax starting rate or the small companies rate of Tax (as the case may be) or the equivalent in any jurisdiction;

         (M) an amount in respect of such Tax Liability has been recovered under the Warranties or otherwise under the Sale Agreement or this deed (or in either case would have been so recovered but for a threshold or de minimis provision limiting liability) or the Covenantor's Group has made payment in respect of such Tax Liability pursuant to sections 767A and 767AA of the Taxes Act 1988 or any other provision in the United Kingdom or elsewhere imposing liability on the Covenantor or any member of the Covenantor's Group for Tax primarily chargeable against the Company;

         (N) the liability of the Covenantor in respect thereof is limited or restricted pursuant to the provisions of schedule 4 (Seller's Protection) to the Sale Agreement;

         (O) it is a liability arising in relation to the payment of bonuses (whether by way of release from an obligation to pay any debt or otherwise) as contemplated in the Schedule to this deed and in the amounts listed in the column of that Schedule headed "Total Cash Received"; or

         (P) it is a liability arising on the grant or exercise or otherwise in relation to or arising in respect of any options granted under the Armor Holdings Inc. 1999 Stock Incentive Plan and the Armor Holdings Inc. 2002 Stock Incentive Plan.

2.3 Any payment made under this deed between the parties (including in particular any payments made pursuant to clause 2.1 hereof by the Covenantor to the US Buyer) shall be treated so far as possible as an adjustment to the consideration paid by the US Buyer or its affiliates under the Sale Agreement for the shares of the Company in question.

3.       TIMING

         Where the Covenantor becomes liable to make any payment pursuant to clause 2, the due date for the making of that payment shall be the later of seven days after the date of demand therefor and:

         (A) insofar as the claim relates to an Actual Tax Liability but subject to clause 3(E) of this deed, three business days before the last day on which a payment of that Tax may be made by the Company without incurring any liability to interest and/or penalties;

         (B) insofar as the claim arises in respect of a Deemed Tax Liability which relates to the utilisation or set-off of a Buyer's Relief against any Actual Tax Liability but subject to clause 3(E) of this deed, three business days before the last date on which the Company would, but for such utilisation or set-off have been liable to pay such Actual Tax Liability to avoid any charge to interest/penalties;

         (C) insofar as the claim arises in respect of a Deemed Tax Liability which relates to any liability of the Company to make any payment for Group Relief, three business days before the day on which the Company is liable to pay such amount;

         (D) insofar as the claim arises pursuant to clause 2.1(H), the day on which the costs and expenses fall due for payment; and

         (E) insofar as the claim arises in respect of the first $500,000 of either (1) claims made under clause 2.1(G) of this deed or
                  (2) claims consisting of a Deemed Tax Liability which relate to the utilisation or set-off of a Buyer's Relief against any Actual Tax Liability or against any income, profits or gains where, but for such utilisation or setting off, the US Buyer would have been entitled to make a claim under clause 2.1(G) (the "RELEVANT CLAIMS") and to the extent there is a Relief available or a Relief would be available on the making of an appropriate claim (no matter in which Group Company and including by way of group relief and carry back of losses and including any Buyer's Relief which has been utilised or set-off in establishing the Relevant Claim) to reduce or extinguish such liability arising or to set-off against income, profits or gains, the Relevant Claims shall fall due for payment three business days before the last day on which the Company becomes (and to the extent only that it becomes) after the date hereof liable to make an actual payment of Tax (or a payment on account of Tax) to avoid incurring any liability to interest and/ or penalties.

4.       RIGHT TO REIMBURSEMENTS AND CREDITS

4.1 If any member of the Buyer's Group or the Company is or becomes entitled to recover from some other person any amount as a result of or by reference to any Tax Liability which is likely to result or has resulted in a payment by the Covenantor to the US Buyer under this deed, then the UK Buyer or the US Buyer shall promptly notify the Covenantor of the said entitlement and, if so required by the Covenantor and if the Covenantor undertakes to pay and provides satisfactory security for all reasonable costs and expenses properly incurred by the UK Buyer or the US Buyer and the Company, shall and shall procure that the Company shall enforce that recovery (keeping the Covenantor fully informed of progress) and shall apply the same in accordance with clause 4.2.

4.2 If any member of the Buyer's Group or the Company receives a recovery as mentioned in clause 4.1 or a Relief as a result of a Tax Liability which gives rise to a claim by the US Buyer under the terms of this deed then (and subject to the prior payment of the relevant costs and expenses by the Covenantor):

         (A) where the Covenantor has previously paid any amount in respect of such Tax Liability under this deed, the US Buyer shall promptly pay to the Covenantor an amount equal to so much of the recovery or Relief received (less any Tax paid by the recipient in respect thereof) as does not exceed the amount which the Covenantor has previously paid under this deed (together with so much of any interest or repayment supplement paid to the recipient of the recovery or Relief or benefit in respect thereof as corresponds to the proportion of the recovery or Relief or benefit accounted for under this clause); and

         (B) where the Covenantor has not yet paid any amount in respect of such Tax Liability, the amount of such recovery, Relief (less any Tax paid by the recipient in respect thereof, but together with any interest or repayment supplement received) shall be offset against any subsequent payment which the Covenantor would otherwise have been liable to make.

4.3 To the extent the sum recovered or Relief received (less any Tax paid by the recipient in respect thereof, but together with any interest or repayment supplement received) exceeds the amount which the Covenantor has previously paid under this deed or the amount of any subsequent payment which would otherwise have been made in respect of that Tax Liability, then such excess shall be carried forward and set off against any future claims made against the Covenantor under this deed.

5.       REFUNDS

5.1 The UK Buyer or the US Buyer shall promptly notify the Covenantor of any repayment or right to repayment of Tax which the Company is or becomes entitled to or receives in respect of a Relevant Event occurring or period prior to Completion, where or to the extent that such right or repayment was not included in the Accounts as an asset (a "REFUND").

5.2 Any Refund obtained (less any reasonable costs of obtaining it) shall be promptly paid by the US Buyer or the UK Buyer to the Covenantor where the amount of such Refund exceeds $10,000.

6.       RESISTANCE OF CLAIMS

6.1 If the Buyer's Group or the Company becomes aware of any Claim for Tax which may result in the US Buyer having a claim against the Covenantor under this deed (or which would so result in any such case but for the provisions of paragraphs 2 or 3 of schedule 4 to the Sale

         Agreement), the UK Buyer or the US Buyer shall give notice to the Covenantor in the manner provided by the Sale Agreement as soon as is reasonably practicable and in any event at least 21 days prior to the expiry of any time limit in which an appeal against the Claim for Tax has to be made.

6.2 The UK Buyer and the US Buyer shall, and shall procure that the Company shall keep the Covenantor informed of all material matters pertaining to the dispute, including providing the Covenantor with copies of all written communications pertaining to the dispute and acting in good faith take such action and give such information and assistance in connection with the affairs of the Company as the Covenantor may reasonably request by written notice for the purpose of avoiding, resisting, appealing, or compromising a Claim for Tax or paying an amount in respect of the Tax Liability provided that the UK Buyer, the US Buyer and the Company shall not be obliged to comply with any request of the Covenantor which involves contesting any assessment for tax before any tribunal, court or other appellate body unless they have been advised in writing by leading Tax counsel instructed by agreement between the UK Buyer, the US Buyer and the Covenantor at the expense of the Covenantor that an appeal against the assessment will, on the balance of probabilities, be successful.

6.3 Nothing in this clause 6 shall oblige any member of the Buyer's Group to supply any information or assistance to the extent such is prohibited by law or to do or refrain from doing anything which is unlawful.

6.4 The UK Buyer and the US Buyer shall procure that the Claim for Tax is not settled or otherwise compromised without the Covenantor's prior written consent, such consent not to be unreasonably withheld or delayed.

6.5 The action which the Covenantor may request under clause 6.2 shall include (without limitation but subject to the provisions of the clause 6.2) the Company applying to postpone (so far as legally possible ) the payment of any Tax but shall not include allowing the Covenantor to take on or take over the conduct of any proceedings arising in connection with the Claim for Tax in question.

7.       TAX RETURNS

7.1 The UK Buyer and the US Buyer or their duly authorised agents shall be responsible for and have the conduct of preparing, submitting and agreeing the Tax Returns for all accounting periods commencing before Completion takes place provided that each such Tax Return is submitted in draft form to the Covenantor or its duly authorised agent for comment at least 40 Business Days before the same is due to be sent to the relevant Tax Authority. The Covenantor or its agent shall comment within 20 Business Days of such submission and if the UK Buyer or the US Buyer has not received comments within that period, the Covenantor or its agents shall be deemed to have approved such draft computations and documentation. If the Covenantor or its agents have any comments or suggestions, the UK Buyer or the US Buyer or their agents shall not unreasonably refuse to adopt such comments or suggestions provided always that nothing herein shall oblige the UK Buyer or the US Buyer to submit any computation or other document unless the UK Buyer or the US Buyer acting reasonably is satisfied that the same is accurate and complete in all material respects. The Covenantor and the UK Buyer and the US Buyer shall respectively afford (or procure to be afforded) to the other or its duly authorised agents such information and assistance as may reasonably be required to prepare, submit and agree such Tax Return.

7.2 The UK Buyer and the US Buyer shall procure that no Claim for Tax, Tax Liability, action or issue in respect of which the Covenantor could be required to make a payment under this deed is settled or otherwise compromised without the Covenantor's prior written consent, such consent not to be unreasonably withheld, and the UK Buyer and the US Buyer shall procure that the Company and its advisers do not submit any correspondence or return or send any other document to any Tax Authority in circumstances where the UK Buyer or the US Buyer or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such Tax Authority on notice of any matter which could give rise to, or could increase, a claim under this deed without first affording the Covenantor a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

7.3 Nothing in this clause 7 shall oblige any member of the Buyer's Group to supply any information or assistance to the extent such is prohibited by law or to do or refrain from doing anything which is unlawful.

7.4 The costs of preparation, submission and agreement of the Tax Returns referred to in this clause 7.1 shall be borne as follows:

         (A) as to the Tax Returns for all accounting periods ended on or before 31 December 2001, by the Covenantor but only to the extent such costs are reasonable; and

         (B)      as to all other Tax Returns by the Company.

8.       COUNTER INDEMNITY

8.1 The US Buyer hereby covenants with the Covenantor to pay to the Covenantor by way of adjustment to the consideration for the sale of the Shares, an amount equal to any of the following:

         (A) any liability for Tax for which the Covenantor or any other person falling within section 767A(2) or 767AA(4) of the Taxes Act 1988 becomes liable by virtue of the operation of sections 767A, 767AA and 767B of the Taxes Act 1988 in circumstances where the taxpayer company (as referred to in section 767A(1)) and/or the transferred company (as referred to in section 767AA(1)) is the Company;

         (B) any liability for Tax (arising by reference to income, profits or gains of the Company arising after Completion) for which any member of the Covenantor's Group becomes liable by virtue of the relationship between that member of the Covenantor's Group and the Company at any time on or before Completion;

         (C) any liability or increased liability to Tax of any member of the Covenantor's Group which arises as a consequence of or by reference to any of the following occurring or being deemed to occur after Completion:

                  (1) the disposal by the Company of any asset or of any interest in or right over any asset;

                  (2) the Company ceasing to be resident in the United Kingdom for the purposes of any Tax;

                  (3) the effecting by the Company of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend (as defined in section 709 of the Taxes Act
                           1988);

         (D) any liability or increased liability to Tax of the Covenantor or any member of the Covenantor's Group which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the

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                  Covenantor or the relevant member of the Covenantor's Group where and to the extent that such reduction or disallowance occurs as a result of:

                  (1) any total or partial withdrawal effected by the Company after Completion of any surrender of Group Relief that was submitted by the Company to the Inland Revenue or other Tax Authority on or before Completion in respect of any accounting period ended on or before Completion; or

                  (2) any total or partial disclaimer made by the Company after Completion of any capital allowances available to the Company in respect of any accounting period ended on or before Completion, save where any such withdrawal or disclaimer is made at the express written request of the Covenantor; and

         (E) any other liability to Tax for which the Covenantor or any member of the Covenantor's Group becomes liable as a result of the failure by the Company or any member of the Buyer's Group to discharge the same.

8.2      The covenant contained in clause 8.1 shall:

         (A) extend to all costs reasonably and properly incurred by the Covenantor or such other person in connection with such liability to Tax under clause 8.1;

         (B) not apply to any liability to Tax to the extent that the US Buyer could claim payment in respect of it under clause 2; and

         (C) apply mutatis mutandis to any liability to Tax for which the Covenantor or any other person is liable as a result of the application in any jurisdiction other than the United Kingdom of any rule of law or legislation equivalent to that mentioned in clause 8.1(A) and 8.1(C).

8.3 Clauses 3 and 6 of this deed (timing and resistance of claims) shall apply to the covenants contained in this clause 8 as they apply to the covenants contained in clause 2, replacing references to the Covenantor by the US Buyer (and vice versa) and making any other necessary modifications.

9.       OVERPROVISIONS

9.1 The Covenantor may require at any time on or before 31 December 2004 the auditors for the time being of the Company to certify (at the Covenator's expense) the existence and amount of any overprovision and the UK Buyer and the US Buyer shall provide, or procure that the Company provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect.

9.2 If any liability contingency or provision in the Accounts has proved to be an overprovision then the amount of such overprovision shall be dealt with in accordance with clause 9.3.

9.3 Where it is provided under clause 9.2 that any amount is to be dealt with in accordance with this clause 9.3:

         (A) the amount of the overprovision shall first be set against any payment then due from the Covenantor under this deed in respect of the Company, the Accounts of which have given rise to an overprovision (the "RELEVANT COMPANY")


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         (B)      to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed in respect of the Relevant Company (and not previously refunded) up to the amount of the excess; and

         (C) to the extent that the excess referred to in clause 9.3(B) is not exhausted under that clause, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Covenantor to the US Buyer under this deed in respect of the Relevant Company.

9.4      For the purposes of this clause an overprovision exists if:

         (A) any liability in respect of Tax (including any liability in respect of deferred Tax) has been overstated in the Accounts, or such liability has been discharged or satisfied below the amount attributed thereto in the Accounts, or such liability has been discharged or satisfied below the amount attributed thereto in the Accounts; or

         (B) any contingency or provision in respect of Tax in the Accounts proves to be overstated.

10.      MISCELLANEOUS

10.1 Claims by the US Buyer under clause 2 of this deed shall be wholly barred and unenforceable unless full written particulars of the claim shall have been given to the Covenantor by not later than 5 p.m. on the seventh anniversary of the date hereof.

10.2 In determining the amount of any recovery, the amount of any Relief received by any company or person for the purposes of this deed, any party hereto shall be entitled to require that the auditors of the company or person in question (or if the auditors are unwilling or unable to act such other firm of chartered accountants as may be agreed between the parties or may, in default of agreement, be appointed at the request (and expense) of either party by the President or next available officer of the Institute of Chartered Accountants) shall be instructed to determine the amount in question or whether any earlier determination in respect thereof remains correct in the light of all relevant circumstances including circumstances which have only become known since such earlier determination and the fees of such auditors or accountants shall be paid by such of the parties as the auditors or accountants may themselves determine as being fair and reasonable. Any determination made by the auditors or accountants shall be binding upon the parties who shall make such adjusting payments (if any) as may be required to reflect the same as soon as practicable thereafter.

10.3 The provisions of schedule 4 (Seller's Limitations on Liabilities) and of clauses 12 (Assignment), 17 (Variations), 18 (Waiver/ Consents), 19 (Invalidity), 21 (Notices), 22 (Counterparts), 24 (Governing Law and Jurisdiction) and any assignment of the Sale Agreement shall apply to this deed as if the same were incorporated herein mutatis mutandis.



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IN WITNESS whereof this deed has been executed on the date first above written.


Signed as a deed by ARMOR                           )
HOLDINGS INC. acting by its                         )     /s/ Warren B. Kanders
authorised representative                           )         Warren B Kanders
                                                              Chief Executive
                                                              Officer












Signed as a deed by ARMOR GROUP                     )
INTERNATIONAL INC.                                  )     /s/ David Seaton
acting by its authorised representative             )         David Seaton










Signed as a deed by ARMOR                            )
GROUP (UK) LIMITED                                   )
acting by a director and its                         )    /s/ David Seaton
secretary/two directors                              )        David Seaton

                                                     Director

                                                     Secretary/Director